Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-93403, No. 333-38114, No.333-85392 of Ascendant Solutions, Inc. on Form S-8 of our report, dated March 6, 2006, appearing in this Annual Report on Form 10-K of Ascendant Solutions, Inc. for the years ended December 31, 2005 and 2004; our report dated August 27, 2004 on Park Pharmacy Corporation as of March 24, 2004 and June 30, 2003 and for the years ended June 30, 2003 and June 30, 2002; our report dated March 2, 2006 on Fairways 03 New Jersey, LP, as of December 31, 2005 and for the year then ended; and our report dated March 6, 2006, with the exception of Note 12 as to which the date is April 7, 2006 on Fairways, Frisco, LP as of December 31, 2005 and for the year then ended.

/s/ HEIN & ASSOCIATES LLP

Dallas, Texas
April 12, 2006